UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2022

SPIRIT REALTY CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36004	20-1676382
(Spirit Realty Capital, Inc.)		(Spirit Realty Capital, Inc.)

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 476-1900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Spirit Realty Capital, Inc.	Common stock, par value $0.05 per share	SRC	New York Stock Exchange
Spirit Realty Capital, Inc.	6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	SRC-A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 30, 2022, Spirit Realty, L.P. (the “Operating Partnership”) amended and restated its unsecured revolving credit agreement with the parties named therein (the “Amended and Restated Revolving Credit Agreement”). The Amended and Restated Revolving Credit Agreement provides for a $1.2 billion multicurrency revolving credit facility, including a letter of credit subfacility in the initial amount of $25 million, with a maturity date of March 31, 2026. The available currencies under the Amended and Restated Revolving Credit Agreement are Dollars, Sterling, Euros and Canadian Dollars. The Amended and Restated Revolving Credit Agreement also includes an accordion feature to increase the available revolving commitments up to an aggregate of $1.7 billion, subject to obtaining lender commitments and the satisfaction of certain customary conditions. The Amended and Restated Revolving Credit Agreement provides that the revolving loans will bear interest, at the Operating Partnership’s option, at the rate of either (x) a term or reference rate benchmark plus an applicable margin ranging from 72.5 to 140 basis points depending on the Operating Partnership’s credit rating, or (y) base rate plus an applicable margin ranging from 0 to 40 basis points depending on the Operating Partnership’s credit rating; provided, that upon the achievement of a certain leverage ratio, so long as the credit rating is not lower than BBB/Baa2, the applicable margins will be based on the credit rating of BBB+/Baa1/BBB+.

The Operating Partnership is required to comply with the following financial covenants under Amended and Restated Revolving Credit Agreement:

•

Maximum total debt to total asset value ratio not to exceed 0.60:1.00; provided the Operating Partnership has the option (up to two times over the term of the Amended and Restated Revolving Credit Agreement) to cause such ratio not to exceed 0.65:1.00 for four fiscal quarters if the Operating Partnership completes a material acquisition in the first quarter of such period;

•	Ratio of Adjusted EBITDA to fixed charges ratio not less than 1.50:1.00;

•	Maximum secured debt to total asset value ratio not to exceed 0.40:1.00;

•	Ratio of unencumbered NOI to unsecured interest expense not less than 1.75:1.00; and

•

Maximum unsecured debt to unencumbered asset value ratio not to exceed 0.60:1.00; provided the Operating Partnership has the option (up to two times over the term of the Amended and Restated Revolving Credit Agreement) to cause such ratio not to exceed 0.65:1.00 for four fiscal quarters if the Operating Partnership completes a material acquisition in the first quarter of such period.

The Amended and Restated Revolving Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of Spirit Realty Capital, Inc. (the “Company”) to, upon the occurrence and continuance of an event of default, pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate the Operating Partnership’s debt obligations.

In connection with the Amended and Restated Revolving Credit Agreement, the Company entered into a guaranty (the “Guaranty”) pursuant to which it has absolutely, irrevocably and unconditionally guaranteed to the administrative agent for the benefit of the lenders party to the Amended and Restated Revolving Credit Agreement, the payment and performance of the obligations of the Operating Partnership under the Amended and Restated Revolving Credit Agreement as and when due and payable.

The foregoing descriptions of the Amended and Restated Revolving Credit Agreement and the Guaranty are only summaries and are qualified in their entirety by reference to the full text of the Amended and Restated Revolving Credit Agreement and the Guaranty, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, each of which is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 is incorporated by reference.

ITEM 7.01	REGULATION FD DISCLOSURE

On March 30, 2022, the Company issued a press release announcing its entry into the Amended and Restated Revolving Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the company or the operating partnership under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.1	Amended and Restated Revolving Credit Agreement, dated as of March 30, 2022

10.2	Guaranty, dated as of March 30, 2022

99.1	Press release, dated as of March 30, 2022

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Michael Hughes
Chief Financial Officer and Executive Vice President

Date: March 30, 2022